An investment opportunity for you. To Our Dealer Partner, At Ford Credit, we’re always looking for opportunities to help you and your business go further. One of those opportunities we’d like to share is Ford Interest Advantage - a convenient way to invest directly with Ford Credit. Ford Interest Advantage is a direct investment with Ford Credit. As a complement to your current portfolio, Ford Interest Advantage offers these beneﬁts: If you’re already a Ford Interest Advantage investor, thank you. If not, enrolling is easy, and investments start at just $1,000. How to start your investment Visit fordcredit.com/FIA to read our prospectus. We invite you to download, complete and mail our online enrollment package. You can also call 1-800-462-2614 to request an enrollment package or if you have any questions regarding Ford Interest Advantage. Important Investor Information The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. They are not guaranteed by Ford Motor Company, they are not insured by the Federal Deposit Insurance Corporation and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As an investment in the debt of one company (Ford Credit), the Notes do not meet the diversiﬁcation or investment quality standards for money market funds set forth in the Investment Company Act of 1940. The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company and are offered only in the United States. This does not constitute an offer to sell or a solicitation to invest in the Notes in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation in any such jurisdiction. U.S. citizens and resident aliens with U.S. Taxpayer ID (e.g. Social Security number) may apply. Ford Credit has filed a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the offering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has filed with the SEC for more complete information about Ford Credit and the Ford Interest Advantage Note Program. The documents can be obtained free of charge through EDGAR on the SEC website at www.sec.gov. Alternatively, Ford Credit will send you a prospectus upon request by calling 1-800-462-2614. **Text and data rates may apply.   Investments that are redeemable by you at any time On-the go investments with our mobile app** Unlimited checking and free online transfers Convenient online management, eStatements and alerts FIASHMLH2Q14